June 2015 update to shareholders

Continued commercialization and product progress

BOTHELL, WA– July 16, 2015 - Neah Power Systems, Inc. (OTCBB: NPWZ) (OTC: NPWZ) -

To Our Shareholders:

As a supplement to our latest quarterly filing, and follow on to the previous letter to shareholders, I want to provide you with a brief report on the status of our Company operations as well as relate the progress achieved by our management in advancing efforts to commercialize, license and sell NEAH Power’s industry leading technologies and products. Some of our other communication forums were not as effective, in our opinion, so we will communicate directly to you through monthly shareholder letters, as well as responding to valid queries directed to the Company (info@neahpower.com)

Status of the Clear Path Teaming Agreement

We recently reported a teaming agreement with Clear Path Technologies related to security and defense applications. We are pleased with the progress in deploying the Formira HOD technologies for a variety of applications in the MENA (Middle East North Africa) regions. We have submitted quotations for potential multi-million dollar opportunities.

  We have assembled and continue to run five 100W reformer units to baseline and optimize performance. We are sharing the specifications with customers and partners under non-disclosure agreement. These five units are helping us scale up the systems to larger (1000+ W) units as well.
  As  previously discussed, we are finalizing a date with Tectonica to demonstrate our product for certain defense applications in Australia.
  We are working with Silent Falcon to integrate the fuel cell into their fixed wing drone.

We will keep you updated on these exciting developments.

Status of the Shorai Acquisition

We previously announced the signing of a definitive agreement to merge with Shorai, Inc., with a targeted completion date of July 15 2015.  While we had all expected the transaction to be completed by now and be well into the integration of the two companies, both parties continue to support the business combination, as evidenced by the signing of multiple extensions in order to consummate the transaction, which requires a capitalization event.  Neah has a several Term Sheets from funders and expects to complete a transaction as soon as practicable.

The acquisition of Shorai is expected to be immediately accretive with Shorai reporting $4 million (unaudited) revenue for the twelve months ended December 2014 and positive cash flow in 4Q 2014.  Once acquired, our combined operations will enjoy access to broader markets, new product offerings, and supply chain and operational synergies that are expected to create value for our company, our shareholders, and our customer base.

PowerChip® Fuel Cell Product Acceptance

We recently announced the successful completion of testing of three PowerChip® units with the Defense Research and Development Organization (DRDO) of the Government of India. These units were manufactured and shipped against a traditional open purchase order, and subsequently paid for.  Product testing, qualification and acceptance by a third party (a government owned entity) were completed December 2014.  This is significant because this was to be final hurdle that would result in a commercial relationship with the government of India.  The dismissal of the DRDO Chief earlier this year in February (January) caused a delay of advancement for various projects, Neah’s being one of them.  The recent appointments at the DRDO last month should facilitate a closing of our ongoing commercial arrangement with the Indian Government in short order.

FormiraHODTM (Hydrogen on Demand)

Our Formira HODTM fuel cell continues to demonstrate best-in-class performance. We are in preliminary discussions with several leading manufacturers of unmanned aerial vehicles (UAVs), remote robotic vehicles, automotive, rail, off-grid power, and medical device companies.  The Formira HODTM fuel cell has been proven as a safe, cost-effective and energy dense solution for the production of hydrogen for a variety of applications.  It surpasses other sources of energy like compressed hydrogen, the most commonly used method of utilizing hydrogen to generate energy.  We are presently designing the Formira HODTM system into UAVs with Silent Falcon, and Tectonica is coordinating with an Australia defense customer the timing for a demo in Australia. We have provided several Request for Quotes (“RFQs”) to potential  customers, which we hope to convert to commercial business.

BuzzBar Suite Gen 2 & Gen 3 (as previously reported)

To date, NEAH Power has shipped all of the orders that we received through the website and our Indiegogo campaign.  We also have presented the product to various big box retailers and end users, and have aggregated the feedback from them into BuzzBar Gen 3.  Our Gen 3 BuzzBar has received very good reviews.  Pending the completion of a satisfactory capital raise and upon completing the Shorai Acquisition, we expect shipping of the Gen 3 BuzzBar to commence later this year.  Our objective is to leverage the Shorai brand and marketing prowess to launch the Gen 3 in a most significant way!

 We look forward to announcing more exciting news and milestones very soon!  As we develop the numerous opportunities at hand, expand our business development efforts going forward, and secure the necessary capital to fully execute our plan, management will continue working hard to accomplish the mission.  Our success is only achieved with the tireless work of our employees, the support of our shareholders, the diligent governance of our Board of Directors, and the expert guidance of our Strategic Advisory Board.  Thank you for your trust and loyalty.

Best Regards,

Chris D'Couto

President & CEO

Neah Power Systems

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2014 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2015 for a discussion of such risks, uncertainties and other factors.

For more information please contact the Company at

Neah Power Systems Inc.

info@neahpower.com

425-424-3324 ext. 105